Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces First Quarter 2012 Results, Revises 2012 Guidance
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA  April 26, 2012 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first quarter of 2012.

Highlights

•	Adjusted Diluted EPS of $0.83(1), compared to $0.60(1) reported in the first quarter of 2011.
•	Reported earnings per diluted share of $0.81, including restructuring, tax, and valuation items.
•	Sales grew 9.1% in the quarter, excluding currency effects.
•	Increases expected 2012 sales to between $1.25 billion and $1.28 billion.
•	Raises 2012 annual estimates of Adjusted Diluted EPS to between $2.50 and $2.67(1)(2), and of reported diluted earnings per share to between $2.41 and $2.62(2).

Summary comparative results for the quarter were as follows:

	Three Months Ended March 31,
($ millions, except per-share data)	2012	2011

Net Sales	$316.3	$295.4
Gross Profit	101.1	88.0
Reported Operating Profit	41.7	28.8
Adjusted Operating Profit (1)	42.3	30.7
Reported Diluted EPS	$0.81	$0.56
Adjusted Diluted EPS(1)	$0.83	$0.60

(1)
These are Non-GAAP measurements. See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release for a reconciliation and explanation of items excluded from the “Adjusted” amounts.

(2)	The principal currency assumption used in preparing these estimates is the translation of the Euro at $1.33 for the remainder of 2012.

Net sales grew 7.1% compared to the first quarter of 2011 (9.1% excluding the unfavorable effects of currency). Pharmaceutical Packaging Systems sales grew 9.2% (11.6% excluding currency effects), mainly due to the impact of an improving sales mix on modest volume increases and pricing actions.  Pharmaceutical Delivery Systems sales grew slightly, and were 1.3% higher than the prior-year period when adverse currency effects are excluded.

Consolidated gross profit improved 14.8% over the prior-year period, to $101.1 million, yielding a 2.1 percentage point increase in gross profit margin to 31.9%. The improvement was primarily attributable to Pharmaceutical Packaging Systems, which benefited from accelerating revenue growth that included a more profitable sales mix, better pricing and modest unit growth. Pharmaceutical Delivery Systems also benefited from an improving sales mix and contributed to the improved gross margin. R&D spending increased by $1.4 million, to 2.6% of sales in the current quarter compared to 2.3% in the prior-year period, primarily for the further development of the Company’s proprietary delivery systems.  SG&A costs rose by $0.7 million, but decreased to 16.2% of sales from 17.1% in the 2011 period. As a result, Adjusted Operating Profit improved 37.8%, to $42.3 million, and Adjusted Diluted EPS increased 38.3%, to $0.83.

Executive Commentary

“Our strong finish to 2011 continued to accelerate into an exceptional first quarter, providing a terrific start to 2012,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Pharmaceutical Packaging Systems produced record sales and a growing backlog, and Pharmaceutical Delivery Systems performed in line with expectations. The pharmaceutical packaging sales reflect real growth in injectable drug end-markets, but also a rebuilding of down-stream inventories, which we believe is linked to a renewed customer focus on supply-chain risk management.  The resulting increase in orders contributed to the sales and volume-driven efficiency included in our current results, but also to lengthening lead times and, in turn, much of the continuing growth in our order backlog.”

“The first half of the year is typically our strongest, particularly for pharmaceutical packaging. Based on our backlog and order lead-times, we expect the first-quarter strength to persist through the first half of the year. As a result, we are increasing our sales estimates for 2012 and expect that Adjusted Diluted EPS will be between $2.50 and $2.67 for the year. We will continue to monitor the development of the order book and our customers’ inventory management plans for the rest of 2012.”

“Progress continues on our proprietary products and collaborations with potential partners. The most notable development in the quarter was the sales growth for reconstitution products, particularly for a new drug that also employs our high-value pharmaceutical packaging components, which demonstrates our strategic goal of capturing more revenue per dose by contributing more value per dose.  Sales and profitability also improved for our safety syringe products and we realized customer-funded development revenues in connection with a promising, but early-stage application of our SmartDose™ device. All in all, this was a quarter in which our results were outstanding and our near and long-term prospects continued to improve.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems sales of $235.7 million were 9.2% higher than the $215.8 million reported in the first quarter of 2011, 11.6% higher excluding the adverse effects of foreign currency translation. While high-value packaging products again led the way, growing by 14.4% excluding currency effects, standard packaging and disposable medical device components also contributed substantially, growing at 8.4% excluding adverse currency translation.  Notable high-value product improvements were in the Envision® line of packaging components, which employ quality-enhancing automated vision inspection processes, and Westar® products, which incorporate a range of clean-room washing, specialized bulk packaging and sterilization, in order to improve and document their readiness for use, reducing the need for further processing by customers.  All of the Pharmaceutical Packaging Systems regional operations in Europe, Asia and North and South America benefited from stronger sales. Previously disclosed regulatory actions continued to limit operations at several customer locations in the current and prior-year periods and did not significantly impact quarterly sales comparisons.

Gross profit of $85.2 million was 16.3% higher than the $73.2 million recorded in the prior-year period, while gross profit margin was 2.2 percentage points higher at 36.1%.  The profitability improvement was due to the stronger product mix associated with the relatively rapid growth in high-value packaging components, higher selling prices and a modest increase in unit volume. The comparative improvement in profitability was realized despite continuing increases in raw material and labor costs and the adverse effects of currency.

The rapid sales growth and controlled cost increases led to a reduction of 0.9 percentage points in SG&A costs as a percent of sales, to 12.2%.  Operating profit of $53.6 million was $11.6 million or 27.6% higher than in the first quarter of 2011 and the operating margin improved 3.3 percentage points to 22.7%.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were substantially unchanged at $80.7 million in the quarter, and grew 1.3% when adverse currency effects are excluded. Sales of proprietary products increased 9.7%, while contract-manufacturing sales were 0.8% lower at constant exchange rates.  The growth in proprietary products was the result of increasing sales of the éris™ safety syringe system and of reconstitution devices, due primarily to a customer’s planned launch of a new drug product.  Those gains offset lower sales of Daikyo Crystal Zenith®, or CZ, products. Contract manufacturing sales were lower due primarily to slower sales of consumer product items. Contract manufacturing revenues comprised 78.8% of segment sales, with proprietary products providing the balance of sales in the quarter.

Gross profit was $15.9 million in the quarter, a $1.1 million improvement from the 2011 period, and gross margin improved 1.3 percentage points to 19.7%. The improvement was primarily due to the improvement in the overall sales mix and more favorable pricing for both proprietary products and contract manufacturing.

R&D spending grew $1.3 million, to $5.1 million or 6.4% of revenue, primarily the result of the continuing development of the SmartDose electronic patch injector system.  SG&A costs declined $0.5 million, to $8.8 million, due to lower costs for marketing and employee benefits.  The improved sales mix and lower SG&A costs more than compensated for the increase in R&D spending, yielding operating profit of $2.3 million, $0.5 million ahead of the prior-year quarter.

Corporate and Other

Corporate SG&A costs increased $0.5 million, primarily as a result of the impact of an increase in U.S. pension plan expense, primarily due to the effects of low long-term U.S. interest rates on plan liabilities, which is expected to have approximately the same effect in each of the remaining quarters of 2012.

Net interest expense of $3.9 million was $0.6 million lower than in the prior-year period as a result of increases in interest income and project-related interest cost capitalization. Income tax expense on income excluding the items described in “Restructuring and Other Items” reflects an estimated 2012 annual effective tax rate of 25.3%, compared to 24.8% used in the prior-year quarter. The increase was primarily due to changes in the geographic distribution of earnings.

Net income included $1.2 million of equity in earnings of affiliated companies, $0.2 million lower than in the prior-year period, primarily due to the impact of a change in local tax law on the results of Daikyo Seiko, Ltd., the Company’s 25% owned affiliate in Japan.

Restructuring and Other Items

Pre-tax restructuring charges of $0.4 million were incurred in the quarter pursuant to the plan announced in the fourth quarter of 2010.   Current charges were primarily for other costs associated with the planned closures of the affected facilities. During the first quarter of 2011, the Company recognized $1.9 million of pre-tax charges associated with that restructuring plan.

Discrete tax charges of $0.3 million in the quarter are due to a reduction of deferred tax assets associated with the legal restructuring of our Puerto Rico subsidiary operations. The prior-year quarter included a $0.2 million discrete tax charge.

A pre-tax charge of $0.2 million was recognized in the quarter as a result of the periodic revaluation of an acquisition-related contingent-consideration obligation related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system.

For further information, please see “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Financial Guidance

The Company updated its full-year 2012 revenue and earnings per share guidance, which are summarized as follows:

(in millions, except EPS)	2012 Estimated Guidance(2)	Prior 2012 Estimated Guidance(2)
Consolidated Net Sales	$1,250 to $1,280	$1,215 to $1,245
Consolidated Gross Profit Margin (% of Sales)	29.8%	29.6%
Pharmaceutical Packaging Systems Sales	$905 to $925	$875 to $895
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	33.6%	33.3%
Pharmaceutical Delivery Systems Sales	$345 to $355	$340 to $350
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	19.9%	20.1%

Full-Year Diluted EPS	$2.41 to $2.62	$2.32 to $2.52
Full-Year Adjusted Diluted EPS(1)(2)	$2.50 to $2.67	$2.37 to $2.55

(1) These are Non-GAAP measurements. See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release for a reconciliation and explanation of items excluded from “Adjusted” amounts.
(2) The principal currency assumption used in preparing these estimates is the translation of the Euro at $1.33 for the remainder of 2012 ($1.32 was used in the Prior 2012 Estimated Guidance).

The 2012 consequences of those items described in “Supplemental Information and Notes to Non-GAAP Financial Measures,” which were excluded from the calculation of Adjusted Diluted EPS in the first quarter, and similar items that may be incurred during 2012 are excluded from the Adjusted Diluted EPS guidance for 2012.

The Company indicated that its estimates for 2012 include between $7.0 million and $11.0 million of expected sales growth for CZ products and other proprietary safety and administration devices, which are expected to yield Adjusted Diluted EPS of between $0.06 and $0.11.  Expected sales of those products are for non- and pre-commercial use by customers, which involves an increased risk that those sales may be lower than expected.

The Company expects 2012 capital spending to be between $135 million and $155 million, including an estimated $40 million of construction costs for a new corporate headquarters and research facility that is expected to be completed in late 2012 or early 2013.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 800-901-5217 (U.S.) or 617-786-2964 (International). The passcode is 24965800.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  Management will refer to a slide presentation during the call, which will be made available on the day of the call.  To view the presentation, select “Presentations” in the “Investors” section of the Company’s website. The presentation will be in “PDF” format and, if needed, the website includes a link to a free download of software that will enable viewing of the PDF presentation.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 3, 2012, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 40854349.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended
	March 31, 2012		March 31, 2011
Net sales	$316.3	100%	$295.4	100%
Cost of goods and services sold	215.2	68	207.4	70
Gross profit	101.1	32	88.0	30
Research and development	8.3	3	6.9	2
Selling, general and administrative expenses	51.3	16	50.6	17
Restructuring and other items	0.6	-	1.9	1
Other expense, net	(0.8)	-	(0.2)	-
Operating profit	41.7	13	28.8	10
Interest expense, net	3.9	1	4.5	2
Income before income taxes	37.8	12	24.3	8
Income tax expense	9.8	3	6.1	2
Equity in net income of affiliated companies	1.2	-	1.4	1
Net income	$29.2	9%	$19.6	7%

Net income per share:
Basic	$0.86		$0.59
Assuming dilution	$0.81		$0.56

Average common shares outstanding	33.9		33.4
Average shares assuming dilution	37.1		36.8

WEST PHARMACEUTICAL SERVICES, INC.
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended
	March 31
Net Sales:	2012	2011
Pharmaceutical Packaging Systems	$235.7	$215.8
Pharmaceutical Delivery Systems	80.7	80.5
Eliminations	(0.1)	(0.9)
Consolidated Total	$316.3	$295.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$53.6	$42.0
Pharmaceutical Delivery Systems	2.3	1.8
U.S. pension expense	(3.8)	(3.3)
Stock-based compensation expense	(3.2)	(3.3)
General corporate costs	(6.6)	(6.5)
Adjusted Operating Profit	42.3	30.7
Restructuring and other items	(0.6)	(1.9)
Reported Operating Profit	$41.7	$28.8

WEST PHARMACEUTICAL SERVICES, INC.
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2012
(in millions, except per share data)

	As Reported March 31, 2012	Restructuring and related charges	Acquisition-related contingencies	Discrete tax items	Non-GAAP March 31, 2012
Operating profit	$41.7	$0.4	$0.2	$-	$42.3
Interest expense, net	3.9	-	-	-	3.9
Income before income taxes	37.8	0.4	0.2	-	38.4
Income tax expense	9.8	0.1	0.1	(0.3)	9.7
Equity in net income of affiliated companies	1.2	-	-	-	1.2
Net income	$29.2	$0.3	$0.1	$0.3	$29.9

Net income per diluted share	$0.81	$0.01	$-	$0.01	$0.83

WEST PHARMACEUTICAL SERVICES, INC.
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011
(in millions, except per share data)

	As Reported March 31, 2011	Restructuring and related charges	Discrete tax items	Non-GAAP March 31, 2011
Operating profit	$28.8	$1.9	$-	$30.7
Interest expense, net	4.5	-	-	4.5
Income before income taxes	24.3	1.9	-	26.2
Income tax expense	6.1	0.6	(0.2)	6.5
Equity in net income of affiliated companies	1.4	-	-	1.4
Net income	$19.6	$1.3	$0.2	$21.1

Net income per diluted share	$0.56	$0.04	$-	$0.60

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

1)
Use of Non-GAAP Financial Measures- This press release and the preceding discussion of our results and the accompanying financial tables use non-GAAP financial measures. West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain business trends relating to West’s financial condition, results of operations and the Company’s overall performance.  Our executive management team uses adjusted operating profit and adjusted diluted EPS to evaluate the performance of the Company in terms of profitability and to compare operating results to prior periods. Adjusted operating profit is also used to evaluate changes in the operating results of each segment and to allocate resources to our segments.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.  The principal limitation of such non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded from the non-GAAP financial measures.  In order to compensate for these limitations, our executive management presents its non-GAAP financial measures in connection with its GAAP results.  We urge investors and potential investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, and not rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the preceding tables.

The following is a description of the items excluded from adjusted operating profit and adjusted diluted EPS:

Restructuring and related charges:  During the three months ended March 31, 2012, we incurred restructuring and related charges of $0.4 million associated with the restructuring plan announced in December 2010. Charges associated with the plan for the three months ended March 31, 2012 were primarily facility closure costs associated with the 2011 closure of a plant in the United States and a reduction of operations at a manufacturing facility in England.

During the three months ended March 31, 2011, we incurred restructuring and related charges of $1.9 million associated with the restructuring plan announced in December 2010. Charges associated with the plan for the three months ended March 31, 2011 were primarily for employee severance and benefits.

Acquisition-related contingencies:  During the three months ended March 31, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million.

Discrete tax items:  During the three months ended March 31, 2012, we recorded a discrete tax charge of $0.3 million, due to the reduction of deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations.

During the three months ended March 31, 2011, we recorded a discrete tax charge of $0.2 million, resulting from the impact of changes in tax laws in certain foreign tax jurisdictions on our deferred tax balances.

2)	Reconciliation of 2012 Adjusted Guidance to 2012 Reported Guidance is as follows:

Full Year 2012 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.50 to $2.67
Restructuring, net of tax	(0.05) to (0.03)
Acquisition-related contingency	(0.03) to (0.01)
Discrete tax item	(0.01)
Reported guidance	$2.41 to $2.62

(3) Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.33 for the remainder of 2012. Actual results will vary as a result of variability of exchange rates.

WEST PHARMACEUTICAL SERVICES, INC.
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2012	2011
Depreciation and amortization	$18.6	$19.5
Operating cash flow	$13.8	$9.5
Capital expenditures	$32.4	$19.4

WEST PHARMACEUTICAL SERVICES, INC.
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of March 31, 2012	As of December 31, 2011
Cash and cash equivalents	$100.2	$91.8
Debt	$381.4	$349.4
Equity	$694.7	$654.9
Net Debt to Total Invested Capital †	28.8%	28.2%
Working Capital	$200.4	$228.8

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about expected financial results for 2012 and future years, including the Company’s long-term outlook.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our packaging and delivery products and systems, including Daikyo Crystal Zenith® (“CZ”) prefilled syringes, cartridges and vials, and the Confidose®, SmartDose™ and NovaGuard™ systems;

•
whether customers agree to incorporate West’s products and delivery systems with their new and existing drug products, the ultimate timing and successful commercialization of those products and systems, which involves substantial evaluations of the functional, operational, clinical and economic viability of the Company’s products, and the rate, timing and success of regulatory approval for the drug products that incorporate the Company’s components and systems;

•
the timely and adequate availability of filling capacity, which is essential to conducting definitive stability trials and the timing of first commercialization of customers’ products in CZ prefilled syringes;

•	the timely execution and completion of our 2010 restructuring plan within the cost estimates, and the achievement of cost savings, anticipated by the plan;

•
average profitability, or mix, of products sold in any reporting period, including lower-than-expected sales growth of our high-value pharmaceutical packaging products, of CZ products and of other proprietary safety and administration devices;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	the successful and timely implementation of price increases necessary to offset rising production costs, including raw material prices, particularly petroleum-based raw materials;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on customer demand, product pricing and profitability.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.